                               JOHN HANCOCK TRUST

              AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

     AMENDMENT made this 2nd day of October, 2006, to the Amended and Restated Advisory Agreement dated January 1, 1996, as amended and restated May 1, 1999, as amended, between John Hancock Trust, a Massachusetts business trust (the "Trust"), and John Hancock Investment Management Services, LLC, a Delaware limited liability company ("JHIMS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

     Appendix A to this Agreement is revised to amend and restate the advisory fee for the Absolute Return Trust.

2. EFFECTIVE DATE

     This Amendment shall become effective with respect to the Absolute Return Trust (the "Portfolio") on the later of:

(i) the date of its execution, (ii) approval by the Board of Trustees of the Trust of this Amendment and (iii) approval of the Amendment by the shareholder(s) of the Portfolio.

John Hancock Trust


By: /s/ Keith Hartstein
    ---------------------------------
    Keith Hartstein, President


John Hancock Investment Management Services, LLC


By: /s/ Bruce Speca
    ---------------------------------
    Bruce Speca, Executive Vice
    President

                                   APPENDIX A

The Adviser shall serve as investment adviser for the Absolute Return Trust.

The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to the Absolute Return Trust, a fee computed separately for the Absolute Return Trust as follows (the "Adviser Fee").

The Adviser Fee has two components: (a) a fee on net assets invested in Affiliated Funds ("Affiliated Fund Assets") and (b) a fee on net assets not invested in Affiliated Funds ("Other Assets"). Affiliated Funds are any fund of John Hancock Trust, John Hancock Funds II and John Hancock Funds III excluding the following John Hancock Trust funds: Money Market Trust B, 500 Index Trust B, International Equity Index Trust B, Bond Index Trust B.

(a) The fee on Affiliated Fund Assets is stated as an annual percentage of the current value of the aggregate net assets of the Absolute Return Trust and the Absolute Return Fund, a series of John Hancock Funds II, (collectively, the "Absolute Return Funds") determined in accordance with the following schedule, and that rate is applied to the Affiliated Fund Assets of the Absolute Return Trust.

ADVISORY FEE ON AFFILIATED FUND ASSETS

                                   AGGREGATE NET ASSETS OF ABSOLUTE RETURN FUNDS

                                                    BETWEEN $200
                                         FIRST       MILLION AND    EXCESS OVER
                                     $200 MILLION   $500 MILLION   $500 MILLION
                                     ------------   ------------   ------------


(b) The fee on Other Assets is stated as an annual percentage of the current value of the aggregate net assets of the Absolute Return Funds determined in accordance with the following schedule, and that rate is applied to the Other Assets of the Absolute Return Trust.

ADVISORY FEE ON OTHER ASSETS

                                   AGGREGATE NET ASSETS OF ABSOLUTE RETURN FUNDS

                                                    BETWEEN $200
                                         FIRST       MILLION AND    EXCESS OVER
                                     $200 MILLION   $500 MILLION   $500 MILLION
                                     ------------   ------------   ------------


     The term "Aggregate Net Assets of Absolute Return Funds" in the schedule above includes the net assets of the Absolute Return Trust. The term also includes the net assets of the Absolute Return Fund, but only for the period during which the subadviser for the Absolute Return Trust also serves as the subadviser for the Absolute Return Fund and only with respect to the net assets of the Absolute Return Fund that are managed by the subadviser.


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

     For purposes of determining Aggregate Net Assets of the Absolute Return Funds and calculating the fee on Affiliated Fund Assets and the fee on Other Assets, the net assets of the Absolute Return Trust are determined as of the close of business on the previous business day of the Trust and the net assets of the Absolute Return Fund are determined as of the close of business on the previous business day of John Hancock Funds II. Affiliated Fund Assets and Other Assets are determined as of the close of business on the previous business day of the Trust.

     The fee on Affiliated Fund Assets for the Absolute Return Trust shall be based on the applicable annual Affiliated Funds fee rate for the Absolute Return Trust which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the Affiliated Funds Fee Table to the applicable portions of Aggregate Net Assets of Absolute Return Funds divided by
(ii) Aggregate Net Assets of Absolute Return Funds (the "Applicable Annual Affiliated Funds Fee Rate").

     The fee on Other Assets for the Absolute Return Trust shall be based on the applicable annual Other Assets fee rate for the Absolute Return Trust which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the Fee Table for Other Assets to the applicable portions of Aggregate Net Assets of Absolute Return Funds divided by (ii) Aggregate Net Assets of Absolute Return Funds (the "Applicable Annual Other Assets Fee Rate").

     The fee on Affiliated Fund Assets for the Absolute Return Trust shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Affiliated Funds Fee Rate, and multiplying this product by the Affiliated Fund Assets of the Absolute Return Trust. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

     The fee on Other Assets for the Absolute Return Trust shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Other Assets Fee Rate, and multiplying this product by the Other Assets of the Absolute Return Trust. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

     The daily Adviser Fee for the Absolute Return Trust shall be the sum of the daily fee on Affiliated Fund Assets and the daily fee on Other Assets.

     If, with respect to the Absolute Return Trust, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Affiliated Funds Fee Rate or the Applicable Annual Other Assets Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


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